EXHIBIT 99.1


Gasco
-----
Energy

For Release at 9:00 AM EDT on Tuesday, April 13, 2004

                 GASCO ENERGY PROVIDES RIVERBEND ACTIVITY UPDATE

DENVER - (PR Newswire) - April 13, 2004- Gasco Energy, Inc. (OTC BB: GASE) today provided an interim operational update on oil and gas activities on its Riverbend Project in Utah's Uinta Basin.

As of the end of the first quarter of 2004, Gasco had gross daily oil and natural gas production of 3.2 million cubic feet equivalent (MMcfe) and net daily oil and natural gas production of 1.9 MMcfe, surface constrained. Production volumes are the highest in company history. Gasco estimates that an additional 0.3 MMcfe of production per day (0.2 MMcfe per day, net) is shut-in due to temporary operational constraints on an interstate pipeline that are expected to be resolved in the next 30 days.

Gate Canyon State 31-21-11-15
During the first quarter of 2004, the Gate Canyon State 31-21-11-15 well was drilled to total depth of 11,430 feet and is awaiting completion design, implementation and pipeline hookup. The well was drilled to test natural gas potential of the Wasatch, Mesaverde and Blackhawk formations. Gasco is continuing to evaluate the well and the completion activities are initially scheduled to commence during the second quarter of 2004. The gathering line is expected to be completed during April 2004. This well is part of the first 10-well bundle contemplated by agreements with service providers entered into in January 2004.

Wilkin Ridge 12-32-10-17
The Wilkin Ridge12-32-10-17, which spud on March 16, 2004, has been drilled through 10,775 feet and is expected to reach total depth of 13,100 feet during the month of April 2004. This well is being drilled to test the Wasatch, Mesaverde and Blackhawk formations. This well is also part of the first 10-well bundle under the service parties' agreement.

Second Quarter 2004 Activity
Gasco plans to spud two new wells during the second quarter of 2004 using the current rig. The Company is leasing a second rig that it expects to begin drilling during April 2004. This rig is expected to spud a total of two wells by the end of the second quarter of 2004 making a total of four Gasco-operated wells to be spud this quarter.

Recompletion/Workover Activity
Gasco anticipates leasing a workover rig during the second quarter of 2004 to begin adding additional behind-pipe production from two producing wells located in the Uinta Basin. Gasco is the operator of these wells and acquired interests in them during the first quarter of 2004. The workover rig will also be used in the completion of the wells that are being drilled.

Management Comment
"We are pleased to step up activity on our acreage," said Gasco CEO and president, Mark Erickson. "We anticipate the addition of the second rig will provide additional petrophysical and production data that we will use to reduce drilling and completion costs and improve flow rates as we continue exploiting the Riverbend project."

Upcoming Conference
Gasco management will be presenting at the upcoming Independent Petroleum Association of America Oil and Gas Investment Symposium in New York on April 21, 2004. The Company will be visiting investors in the Midwest during the week of April 12, 2004 and again in the New York area during the week of April 19, 2004.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Part I, Item 1 of the Company's latest Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044